Exhibit 10.1

CONSENT UNDER LOAN AND SECURITY AGREEMENT

This CONSENT UNDER LOAN AND SECURITY AGREEMENT (this “Consent”) is dated as of February 1, 2019, and is entered into by and among BLONDER TONGUE LABORATORIES, INC., a Delaware corporation (“Parent”), R. L. DRAKE HOLDINGS, LLC, a Delaware limited liability company (“Drake”, together with Parent, collectively the “Borrowers”), BLONDER TONGUE FAR EAST, LLC, a Delaware limited liability company (“Far East”, together with the Borrowers, collectively the “Credit Parties” and each a “Credit Party”), the Lenders party hereto, and STERLING NATIONAL BANK, a national banking association, as administrative and collateral agent (in such capacity, and including its successors and permitted assigns, the “Administrative Agent”) for the Lender Parties.

W I T N E S S E T H:

WHEREAS, the Credit Parties, the Lenders and the Administrative Agent are parties to that certain Loan and Security Agreement dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefor in the Loan Agreement);

WHEREAS, the Credit Parties have requested that Lenders and Administrative Agent consent to the sale by the Parent of (i) 19.407 acres of land, together with all rights, easements and interests appurtenant thereto, situate at Lot 8, Block 9000, also known as 1 Jake Brown Road, Old Bridge Township, New Jersey 08857 (the “Land”), and (ii) all improvements located thereon, including, but not limited to, a commercial building consisting of approximately 128,747 square feet (“the “Building,” and Land and Building, collectively, the “Property”) and more particularly described on Exhibit “A” attached hereto, for a purchase price of $10,500,000.00, pursuant to that certain Agreement of Sale dated as of August 3, 2018, between the Parent and Jake Brown Rd, LLC, a New Jersey limited liability company (the “Buyer”), as amended by the Parent’s letter dated September 20, 2018, which extended the Due Diligence Period expiration date, at the Parent’s request, to October 4, 2018, and as further amended by that certain Second Amendment to Agreement of Sale dated October 8, 2018 (collectively, the “Sale Agreement”; such sale is hereinafter referred to as the “Sale”);

WHEREAS, pursuant to the Sale Agreement, the Parent and the Buyer propose to enter into the Lease referred to therein whereby the Parent leases the Property from the Buyer (the “Lease”);

WHEREAS, absent the prior written consent of Lenders and Administrative Agent, the Sale would result in a breach of Section 9.8 of the Loan Agreement and the Sale and the Lease would result in a breach of Section 9.9 of the Loan Agreement, each of which breaches would be an Event of Default under Section 10.1(c)(i) of the Loan Agreement; and

WHEREAS, Lenders and Administrative Agent are willing to consent to the Sale and the Lease subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Consent, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Consent. Subject to the satisfaction of the applicable conditions set forth in Section 2 below, and in reliance on the representations set forth in Section 4 below, Lenders and Administrative Agent hereby consent to the Sale and the Lease on the terms and subject to the conditions set forth in the Sale Agreement and the Lease, respectively; provided that the proceeds of the Sale shall be applied to prepay in full the outstanding principal balance of the Term RE Loan and all accrued and unpaid interest thereon and to pay down the Revolving Loans to an outstanding balance of zero. The foregoing consent is a limited consent and shall not be deemed to constitute a consent with respect to any other current or future departure from the requirements of any provision of the Loan Agreement or any other Loan Documents.

2. Conditions to Effectiveness. The effectiveness of Sections 1 and 3 of this Consent are subject to the following conditions precedent (the “Conditions Precedent”):

(a) Administrative Agent shall have received a copy of this Consent executed by each Credit Party;

(b) Administrative Agent shall have received a landlord’s subordination and consent for the Property, in form and substance satisfactory to Administrative Agent, executed by the Buyer as landlord under the Lease;

(c) The Credit Parties shall have paid to the Administrative Agent all outstanding fees and expenses owing to the Lenders and Administrative Agent under the Loan Documents as of such date, in each case, in immediately available funds; and

(d) after giving effect to this Consent, no Default or Event of Default shall have occurred and be continuing.

3. Discharge of Mortgage. Upon Administrative Agent’s receipt of proceeds of the Sale, in immediately available funds, in an amount sufficient to pay in full the outstanding principal balance of the Term RE Loan and all accrued and unpaid interest thereon and to pay down of the Revolving Loans to zero and satisfaction of each of the Conditions Precedent, Administrative Agent shall execute and deliver a Discharge of Mortgage and Assignment of Leases and Rents (the “Discharge”) and shall file a UCC termination statement for the UCC financing statement filed in favor of Administrative Agent in Middlesex County, New Jersey. The parties hereto acknowledge and agree that Administrative Agent is not releasing its security interest in any Collateral other than the Property, and such security interest in other Collateral granted pursuant to the Loan Agreement shall continue in full force and effect.

4. Representations and Warranties. To induce Lenders and Administrative Agent to enter into this Consent, each Credit Party represents and warrants to Lenders and Administrative Agent that:

(a) the execution, delivery and performance of this Consent has been duly authorized by all requisite corporate or limited liability company action on the part of each Credit Party, and this Consent has been duly executed and delivered by each Credit Party;

(b) this Consent is a legal and binding instrument and agreement of the Credit Parties, enforceable against the Credit Parties and each of them in accordance with its terms; and

(c) after giving effect to this Consent, no Default or Event of Default has occurred and is continuing.

5. Expenses. Each Credit Party hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Administrative Agent on demand for all costs and expenses incurred by Administrative Agent in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of Administrative Agent’s legal counsel. Without limiting the generality of the foregoing, Credit Parties jointly and severally specifically agree to pay all fees and disbursements of counsel to Administrative Agent for the services performed by such counsel in connection with the preparation of this Consent, the Discharge and other documents and instruments incidental hereto. Each Credit Party hereby agrees that Administrative Agent may, at any time or from time to time in its sole discretion and without further authorization by any Borrower or any other Person, make one or more Revolving Loans to the Borrower under the Loan Agreement, or apply the proceeds of any Revolving Loan, for the purpose of paying such fees, disbursements, costs and expenses in connection with this Consent.

6. Severability. Any provision of this Consent held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Consent and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7. Counterparts. This Consent may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same agreement. This Consent may be duly executed and delivered by facsimile transmission, electronic mail, or other electronic means.

8. Ratification. This Consent is limited as stated herein and shall not be deemed to be a consent to any departure from the terms and provisions of the Loan Agreement except as expressly stated herein and shall not be deemed to be a modification or waiver of any other term or condition of the Loan Agreement. The terms and provisions of the Loan Agreement are ratified and confirmed and shall continue in full force and effect. Each Credit Party hereby ratifies and confirms that all guaranties, assurances, security interests and liens granted, conveyed or assigned to the Lenders and the Administrative Agent under the Loan Documents (as they may have been renewed, extended, increased and amended), other than the Administrative Agent’s lien on the Property released pursuant to the Discharge, are not released, reduced or otherwise adversely affected by this Consent or the Discharge and continue to guarantee, assure and secure full payment and performance of the present and future Obligations, and agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional documents and certificates as the Administrative Agent may reasonably request in order to create, perfect, preserve and protect those guaranties, assurances, security interests and liens.

9. Governing Law. This Consent shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of laws other than those of the State of New York. Whenever possible each provision of this Consent shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Consent shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Consent.

10. Final Agreement. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered by their respective duly authorized officers or representatives as of the date first written above.

BLONDER TONGUE LABORATORIES, INC., as a Borrower and a Credit Party

By:
Name:
Title:

R. L. DRAKE HOLDINGS, LLC, as a Borrower and a Credit Party

By:
Name:
Title:

BLONDER TONGUE FAR EAST, LLC, as a Guarantor and a Credit Party

By:
Name:
Title:

STERLING NATIONAL BANK, as Administrative Agent, Swing Lender and Lender

By:
Name:
Title:

Signature Page to Consent Under Loan and Security Agreement

EXHIBIT A

Description of Real Property

Real property in the City of Old Bridge, County of Middlesex, State of New Jersey, described as follows:

ALL THAT CERTAIN lot, piece or parcel of land, situate, lying and being in the Township of Old Bridge, County of Middlesex, State of New Jersey:

BEGINNING at a point in the Easterly line of Jake Brown Road, variable width, distant 346.37 feet on a course bearing North 06 degrees 50 minutes 00 seconds East, from the intersection of the said line of Jake Brown Road extended Southerly with the Northerly line of Patio Greens Drive, extended Westerly, and running; thence

1. North 06 degrees 50 minutes 00 second East, 32.39 feet along the Easterly line of Jake Brown Road, as shown on a plat entitled Final Map Section 2 Patio Greens dated 9/5/84, filed with the Middlesex County Clerk on 8/20/85 as Map No. 4886, File No. 972, to a point of curvature; thence

2. Northeasterly, continuing along the easterly line of Jake Brown Road, along a curve to the left, having a radius of 1,000.00 feet, an arc distance of 76.55 feet, a delta angle of 04 degrees 23 minutes 10 seconds, a chord distance of 76.53 feet and a chord bearing of North 04 degrees 38 minutes 25 seconds East to a 1/2” steel pin with plastic identification cap set to a point of tangency; thence

3. North 02 degrees 26 minutes 52 seconds East, 541.66 feet along the Easterly line of Jake Brown Road to a point of curvature, being the beginning of the second course in Deed Book 2669, Page 827; thence

4. Northeasterly, continuing along the said easterly line of Jake Brown Road, along a curve to the right, having a radius of 50.00 feet, an arc distance of 78.54 feet, a delta angle of 90 degrees 00 minutes 00 seconds, a chord distance of 70.71 feet and a chord bearing of North 47 degrees 26 minutes 50 seconds East to a masonry nail with metal disk set at a point of tangency; thence;

5. South 87 degrees 33 minutes 10 seconds East, 792.91 feet along the Southerly line of Jake Brown Road to a point of curvature; thence

6. Northeasterly, continuing along the southerly line of Jake Brown Road, along a curve to the left, having a radius of 200.00 feet, an arc distance of 210.90 feet, a delta angle of 60 degrees 25 minutes 10 seconds, a chord distance of 201.27 feet and a chord bearing of North 62 degrees 14 minutes 15 seconds East to a 1/2” steel pin with plastic identification cap set at a point of tangency; thence,

7. North 32 degrees 01 minutes 40 seconds East, 244.08 feet to a point in the Easterly line of the present Jake Brown Road and the old Jake Brown Road, being the terminus of the 6th course in Deed Book 2660, Page 86; thence

8. South 53 degrees 58 minutes 40 seconds East, 396.74 feet along the line of Lot 9 to a point; thence

9. South 44 degrees 50 minutes 00 seconds West, 189.49 feet along the line of Lot 1 in Block 9002 as shown on a plat entitled Final Map Section 3 Patio Greens dated 3/31/82, filed in the Middlesex County Clerk’s Office on 4/19/84 as Map No. 4690, File No. 970; thence

10. South 43 degrees 03 minutes 07 seconds West, 849.65 feet to a point, said point being 9.25 feet Easterly of the point of beginning in the Deed Book 3289, Page 68 and 9.25 feet Westerly of the terminus of the 3rd course in Deed Book 3289, Page 68, Tract 2; thence

11. North 88 degrees 14 minutes 26 seconds West, 792.62 feet to a point, being the point and place of beginning.

12. NOTE: FOR INFORMATION ONLY: Being Lot(s) 8, Block(s) 9000; Tax Map of the Township of Old Bridge, County of Middlesex, State of New Jersey.